Exhibit 3.83

CERTIFICATE OF INCORPORATION

OF

FDR INTERACTIVE TECHNOLOGIES CORPORATION

Under Section 402 of the Business Corporation Law

The undersigned, being a natural person of at least 18 years of age and acting as the incorporator of the corporation hereby being formed under the Business Corporation Law, certifies that:

FIRST:                                   The name of the corporation is FDR Interactive Technologies Corporation.

SECOND:                  The corporation is formed for the following purpose or purposes:

To engage in any lawful activity for which corporations may be organized under the Business Corporation Law, provided that the corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

THIRD:                               The principal office of the corporation is to be located in the County of New York, State of New York.

FOURTH:                  The aggregate number of shares which the corporation shall have authority to issue is 100, all of which are without par value, and all of which are of the same class.

FIFTH:                                  The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served. The post office address within the State of New York to which the Secretary of State shall mail a copy of any process against the corporation served upon him is: c/o American Express Company, General Counsel’s Office, American Express Tower, World Financial Center, New York, New York 10285-4900.

SIXTH:                                The name and the address within the State of New York of the registered agent of the corporation are as follows: The Prentice-Hall Corporation System, Inc., 1 Gulf Western Plaza, New York, N.Y. 10023-7773. Said registered agent is to be the agent of the corporation upon whom or upon which process against the corporation may be served.

SEVENTH: The duration of the corporation is to be perpetual.

EIGHTH:                       The corporation shall, to the fullest extent permitted by Article 7 of the Business Corporation Law of the State of New York, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Article from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Article, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any By-Law, resolution of shareholders, resolution of directors, agreement, or otherwise, as permitted by said Article, as to action in any capacity in which such person served at the request of the corporation.

NINTH:                              The personal liability of the directors of the corporation is eliminated to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the Business Corporation Law of the State of New York, as the same may be amended and supplemented.

TENTH:                            No holder of any of the shares of any class of the corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the corporation; and any and all of such shares, bonds, securities, or obligations of the corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder. Without limiting the generality of the foregoing stated denial of any and all preemptive rights, no holder of shares of any class of the corporation shall have any preemptive rights in respect of the matters, proceedings, or transactions specified in subparagraphs (1) to (6), inclusive, of paragraph (e) of Section 622 of the Business Corporation Law.

IN WITNESS WHEREOF, I have executed this Certificate of Incorporation and affirm and verify that the statements made herein are true under penalty of perjury, this 21st day of April, 1988.

/s/ Angelique E. Matney
Angelique E. Matney, Incorporator American
Express Tower
New York, NY 10285-4900

STATE OF NEW YORK)
) ss.:
COUNTY OF NEW YORK	)

On the date hereinafter set forth, before me came

Angelique E. Matney, to me known to be the individual who is described in, and who signed the foregoing certificate of incorporation, and she acknowledged to me that she signed the same.

Signed on April 21, 1988.

/s/ Karen A. Cilia

Notary Public

KAREN A. CILIA
Notary Public, State of New York